Exhibit 99.1

CONTACT:	For Immediate Release

 Aldo Petersen, Chairman,

+45 2390 0000, ap@liqtech.com

Sune Mathiesen, CEO

+45 5197 0908, sma@liqtech.com

LIQTECH AND KAILONG HIGH TECHNOLOGY AMEND THE LETTER OF INTENT

LiqTech and Kailong have amended the Letter of Intent signed in Wuxi, China in August 2016.

BALLERUP, Denmark, October 6, 2016  LiqTech International, Inc. (NYSE MKT: LIQT) announced that due to regulatory issues it has not been possible for Kailong High Technology to meet the September 30, 2016 deadline for an investment in LiqTech.

The parties have therefor agreed to amend the agreement, so that the joint venture is increasing the payment for the technology of producing Silicon Carbide Filters.

LiqTech will now be paid $2 million USD up-front for the technology and a royalty of $2.25 USD per liter of filters sold in 2018 – 2020.

Zang Zhicheng, Chairman of Kailong High Technology, stated, “Kailong is very optimistic about our partnership with LiqTech. We have had very positive responses from our customers. We have recently placed an order of $2.4 million USD and we expect to place significant additional orders in 2017.

Due to restrictions to meet the September 30th deadline for our investment we have agreed to change our Letter of Intent and pay a higher price to LiqTech for its technology.

We are fully committed to making our Joint Venture a success.”

Aldo Petersen, Chairman of LiqTech, noted, “When we agreed to our partnership with Kailong, we knew that there could be time restrictions to meet the September 30th deadline.

However, we are very focused on getting our Chinese joint venture started and we agreed to an alternative solution that would ensure that key objective would be attained.”

ABOUT LIQTECH INTERNATIONAL, INC.

LiqTech International, Inc., a Nevada corporation, is a clean technology company that for more than a decade has developed and provided state-of-the-art technologies for gas and liquid purification using ceramic silicon carbide filters, particularly highly specialized filters for the control of soot exhaust particles from diesel engines and for liquid filtration. Using nanotechnology, LiqTech develops products using proprietary silicon carbide technology. LiqTech's products are based on unique silicon carbide membranes, which facilitate new applications and improve existing technologies. In particular, LiqTech Systems A/S (www.provital.dk), the Company's subsidiary, has developed a new standard of water filtration technology to meet the ever increasing demand for higher water quality. By incorporating LiqTech's SiC liquid membrane technology with its longstanding systems design experience and capabilities it offers solutions to the most difficult water pollution problem.

For more information, please visit www.liqtech.com
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Forward-Looking Statements

This press release contains "forward-looking statements." Although the forward-looking statements in this release reflect the good faith judgment of management, forward-looking statements are inherently subject to known and unknown risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements. Readers are urged to carefully review and consider the various disclosures made by us in the our reports filed with the Securities and Exchange Commission, including the risk factors that attempt to advise interested parties of the risks that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. We assume no obligation to update any forward- looking statements in order to reflect any event or circumstance that may arise after the date of this release.